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                                                                    EXHIBIT 5.1

                      [DAVIS POLK & WARDWELL LETTERHEAD]

                                 212-450-4000

                                          May 6, 1997

Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215

Ladies and Gentlemen:

  We have acted as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the Company's (i) transferable subscription rights (the "Rights"); (ii) Series A Convertible Exchangeable Preferred Stock, par value $0.10 per share (the "Series A Exchangeable Preferred Stock") and Series B Convertible Pay-in-Kind Preferred Stock, par value $0.10 per share, with an aggregate liquidation preference of $828,200,000 (the "Series B PIK Preferred Stock" and, together with the Series A Exchangeable Preferred Stock, the "Preferred Stock"); (iii) $250,562,450 aggregate principal amount of convertible subordinated notes due 2012 (the "Notes") which may be issued in exchange for the Preferred Stock; and (iv) such currently indeterminate number of shares of Common Stock, par value $0.01 per share (the "Common Stock") as may be issuable upon conversion of the Preferred Stock and the Notes. The Notes are to be issued pursuant to an Indenture (the "Indenture") between the Company and First Union National Bank of North Carolina, as Trustee (the "Trustee").

  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

  On the basis of the foregoing, we are of the opinion that:

  (i) The Rights when duly authorized and issued in accordance with the terms of the Rights Offering (as defined in the Registration Statement) will be validly issued;

  (ii) Upon the designation of the relative rights, preferences and limitations of the Preferred Stock by the Board of Directors and the proper filing with the Secretary of State of the State of Delaware of the Certificate of Designation relating to each series of the Preferred Stock, when the Preferred Stock has been duly authorized, issued and paid for in accordance with the terms of the Rights Offering or issued in respect of the dividend requirements of the Series B PIK Preferred Stock, as the case may be, the Preferred Stock will be validly issued, fully-paid and non-assessable, and the issuance of such Preferred Stock will not be subject to any preemptive rights;

  (iii) When the Indenture to be entered into in connection with the issuance of the Notes has been duly authorized, executed and delivered by the Trustee and the Company and the Notes have been duly authorized, executed, authenticated, issued and delivered in exchange for the Series A Exchangeable Preferred Stock in accordance with the terms of the Series A Exchangeable Preferred Stock and the Indenture, the
        Notes will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity); and
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    Laboratory
  Corporation of
 America Holdings
                                                                    May 6, 1997
  (iv) When any shares of Common Stock are issued upon conversion of any shares of Preferred Stock or any Notes, as the case may be, such shares of Common Stock will be duly authorized, validly issued, fully-paid and non-assessable and the issuance of such Common Stock will not be subject to any preemptive rights.

  In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded and that prior to the issuance of Series B PIK Preferred Stock in the form of dividends, the Board of Directors and stockholders of the Company shall have approved an increase in the authorized share capital of the Company sufficient to authorize such issuance and all required filings with the Secretary of State of Delaware in connection therewith shall have been made; (ii) in the case of the Common Stock, the Board of Directors and stockholders of the Company shall have approved an increase in the authorized share capital of the Company sufficient to enable all Preferred Stock and/or Notes to be converted and all required filings with the Secretary of State of Delaware in connection therewith shall have been made; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that neither the issuance and delivery of any security to be issued and delivered subsequent to the date hereof, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

  We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus.

  This opinion is rendered to you solely in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                          Very truly yours,

                                          /s/  Davis Polk & Wardwell

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